UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 20, 2016

Vantiv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35462	26-4532998
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8500 Governor’s Hill Drive
Symmes Township, Ohio 45249

(Address of principal executive offices, including zip code)

(513) 900-5250

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

Underwriting Agreement

On November 21, 2016, Vantiv, Inc. (the “Company”) and the Company’s subsidiary Vantiv Holding, LLC (“Vantiv Holding”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC (the “Underwriter”) and Fifth Third Bank, pursuant to which Fifth Third Bank agreed to sell 4,801,432 shares (the “Shares”) of the Company’s Class A common stock, par value $0.00001 per share, to the Underwriter (the “Offering”). The Offering is expected to close on November 28, 2016, subject to the satisfaction of the closing conditions set forth in the Underwriting Agreement. The Company is not selling any shares in the Offering and will not receive any proceeds from the Offering.

The Offering is being made pursuant to a prospectus supplement, dated November 21, 2016, to the prospectus, dated May 26, 2016, included in the Company’s registration statement on Form S-3 (File No. 333-211645), which was filed with the Securities and Exchange Commission on May 26, 2016.

The Underwriting Agreement contains customary representations, warranties and covenants and includes the terms and conditions for the sale of the Shares by Fifth Third Bank to the Underwriter, indemnification and contribution obligations and other terms and conditions customary in agreements of this type.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 hereto. The above description is qualified in its entirety by reference to such exhibit.

Share Repurchase

On November 20, 2016, the Company entered into a stock repurchase agreement with Fifth Third Bank (the “Repurchase Agreement”) to repurchase shares of the Company’s Class A common stock (the “Share Repurchase”), directly from Fifth Third Bank at a price per share equal to the closing share price of the Company’s Class A common stock on the New York Stock Exchange on November 21, 2016. The Company will repurchase 850,000 shares of its Class A common stock at a price of $59.73 per share pursuant to the terms of the Repurchase Agreement. The Share Repurchase is subject to certain conditions, including the closing of the Offering. The repurchased shares will be cancelled and no longer outstanding following the completion of the Offering.

A copy of the Repurchase Agreement is filed as Exhibit 10.1 hereto. The above description is qualified in its entirety by reference to such exhibit.

Item 8.01                                           Other Events.

On November 21, 2016, the Company received a notice from Fifth Third Bank that it is net exercising its remaining warrant to purchase an aggregate of 7,791,956 Class C units of Vantiv Holding that was issued to Fifth Third Bank on June 30, 2009 (the “Warrant”), which will result in 5,651,432 Class C units being issued to Fifth Third Bank and no additional Class C units available for issuance under the Warrant. The consummation of the net exercise and issuance of 5,651,432 Class C units is expected to occur on November 28, 2016.

In addition, on November 21, 2016, the Company received an exchange notice from Fifth Third Bank requesting that the Company exchange the Class C units to be issued to Fifth Third Bank upon the net exercise of the Warrant described above pursuant to the terms of the exchange agreement, dated March 21, 2012, between the Company and Fifth Third Bank (the “Exchange Agreement”) in connection with the Share Repurchase and the Offering. The Company will issue 5,651,432 shares of its Class A common stock to Fifth Third Bank in exchange for the 5,651,432 Class C units, which is referred to herein as the Fifth Third exchange, prior to and in connection with the consummation of the Offering and the Share Repurchase. Of the shares of Class A common stock to be received by Fifth Third Bank in the Fifth Third exchange, 4,801,432 shares will be sold in the Offering and 850,000 shares will be repurchased by the Company pursuant to the Share Repurchase.

In connection with the Fifth Third exchange and the Share Repurchase, Vantiv expects to record a liability of approximately $175 million during the quarter ending December 31, 2016 under the tax receivable agreement the Company entered into with Fifth Third Bank at the time of its initial public offering. This approximate liability is based on the closing share price of the Company’s Class A common stock on November 21, 2016 and will not have an impact on the Company’s statements of income. The liability recorded is subject to change depending on the actual closing share price on the date of the Fifth Third exchange.

Item 9.01                                           Financial Statements and Exhibits.

(d)  Exhibits

1.1	Underwriting Agreement, dated November 21, 2016, among the Company, Vantiv Holding, Fifth Third Bank and the Underwriter.

10.1	Stock Repurchase Agreement, dated as of November 20, 2016, between the Company and Fifth Third Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANTIV, INC.

Dated: November 23, 2016	By:	/s/ NELSON F. GREENE
		Name:	Nelson F. Greene
		Title:	Chief Legal and Corporate Services Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated November 21, 2016, among the Company, Vantiv Holding, Fifth Third Bank and the Underwriter.

10.1	Stock Repurchase Agreement, dated as of November 20, 2016, between the Company and Fifth Third Bank.